EXHIBIT 99.1

                      Press Release dated November 7, 1997.


                               ** PRESS RELEASE **

                         COMPANY CONTACT -- MARK KOZIOL
                                 (510) 608-4000


          STREAMLOGIC CREDITORS' COMMITTEE APPROVES REORGANIZATION PLAN

NEWARK, CA. NOVEMBER 7, 1997 -- StreamLogic Corporation (the "Company"), which has been operating under Chapter 11 protection since June 26, 1997, today announced that it has signed an agreement with its creditors' committee regarding the principal terms of the Company's plan of reorganization. The plan, which is subject to confirmation by the Bankruptcy Court, will bring new capital to the Company, and the Company will issue a portion of its new shares on behalf of creditors and others in exchange for a release of claims. The plan also provides for the distribution of proceeds from the sale of noncore assets.

Under the contemplated plan, all existing shares of the Company's stock will be canceled and new shares will be issued. Canceled shares will be replaced with distribution rights, subordinate to those of creditors, consistent with the priority scheme set forth in the Bankruptcy Code. As a result, the Company believes it is unlikely that current shareholders will receive any distributions based upon such rights.

The reorganization plan is centered around the Company's Hammer
Storage Solutions operating group. Hammer Storage Solutions develops and markets the award-winning Hammer(R) line of disk arrays for digital video, multimedia and graphics applications for the Macintosh, Windows NT and Silicon Graphics platforms.

"The approval of the principal terms of the reorganization plan by the creditors' committee is a major step forward in our restructuring of the Company," said Michael O. Preletz, StreamLogic's Chairman and leader of the Company's turnaround management team. Chapman Stranahan, President of the Company's Hammer division added, "Creditors' committee approval provides a strong vote of confidence in our plan and should send a positive message to our customers."

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results could differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Among others, these risks and uncertainties include whether the Company is able to obtain Bankruptcy Court confirmation of the plan of reorganization; whether, if confirmed, the plan is successfully implemented; whether, if implemented, the plan will enable the Company to become profitable and to achieve the timely development and acceptance of its products; and the impact of competitive products and pricing.

HAMMER STORAGE SOLUTIONS, AN OPERATING DIVISION OF STREAMLOGIC CORPORATION, IS HEADQUARTERED IN NEWARK, CALIFORNIA. HAMMER SERVES THE DIGITAL MEDIA MARKETPLACE. IT DEVELOPS AND MARKETS THE AWARD-WINNING HAMMER(R) LINE OF DISK ARRAYS FOR DIGITAL VIDEO, MULTIMEDIA AND GRAPHICS APPLICATIONS FOR THE MACINTOSH, WINDOWS NT AND SILICON GRAPHICS PLATFORMS. HAMMER PRODUCTS ARE MARKETED WORLDWIDE THROUGH DISTRIBUTORS AND RESELLERS.